Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of July 22, 2013 (this “Amendment”), is by and among JAMBA, INC., a Delaware corporation (the “Parent”), JAMBA JUICE COMPANY, a California corporation (the “Borrower”), the Subsidiary Guarantors party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A. Reference is made to the Credit Agreement, dated as of February 14, 2012, as amended by the First Amendment to Credit Agreement, dated as of November 1, 2012 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Parent, the Borrower, and the Bank. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrower has requested certain amendments to the Credit Agreement, including without limitation, an increase in the aggregate revolving commitment thereunder to $15,000,000. The Bank has agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Amendments to CREDIT AGREEMENT

1.1 Amendments to Section 1.1 (Defined Terms) of the Credit Agreement. Section 1.1 of the Credit Agreement is amended as follows:

(a)	The following defined terms are hereby added in appropriate alphabetical order:

“Consolidated EBITDAR” means, for any period, the sum of Consolidated EBITDA plus Consolidated Rent Expense, for such period.

“Consolidated Fixed Charges” means, as of any date of determination, the sum of (a) the current portion of long term Indebtedness as of such date, in accordance with GAAP, plus (b) the current portion of Capitalized Leases as of such date, in accordance with GAAP, plus (c) consolidated interest expense for the period of four fiscal quarters ending on such date, plus (d) income tax expense for the period of four fiscal quarters ending on such date, plus (e) dividends paid on preferred stock for the period of four fiscal quarters ending on such date.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Indebtedness of the Parent and its Subsidiaries, on a consolidated basis, as of such date, other than Indebtedness described in clause (xi) of the definition thereof.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) the product of Consolidated Rent Expense for the period of four fiscal quarters ending on such date multiplied by eight, to (b) Consolidated EBITDAR for the period of four fiscal quarters ending on such date.

“Consolidated Rent Expense” means, for any period, the sum of all rent, common area maintenance charges, property taxes, licenses and property insurance incurred by the Parent and its Subsidiaries, on a consolidated basis, for such period.

“Consolidated Tangible Net Worth” means, at any time, the aggregate of total stockholders' equity less any intangible assets and less Investments in Affiliates, in each case, for the Parent and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Capital Expenditures minus dividends and other distributions (other than dividends paid on preferred stock), each for the period of four fiscal quarters ending on such date, to (b) Consolidated Fixed Charges as of such date.

“Second Amendment Effective Date” means July 22, 2013.

(b)	The following defined terms are deleted in their entirety: “Cash Management Products Exposure”, “Dedicated Deposit Account”, “Specified Amount”, and “Unencumbered Liquidity”.

(c)	The defined terms “Applicable Margin”, “Consolidated EBITDA”, “Revolving Credit Exposure”, “Revolving Credit Termination Date”, and “Unutilized Revolving Commitment” are deleted in their entirety and replaced with the following:

“Applicable Margin” means 2.50% per annum.

“Consolidated EBITDA” means, for the Parent and its Subsidiaries, on a consolidated basis, for any period, the aggregate of (i) Consolidated Net Income of the Parent and its Subsidiaries for such period, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense, plus (iii) non-cash share based compensation expense, plus (iv) asset impairment losses, measured as the amount by which the carrying value of an asset exceeds the fair value of the asset, plus (v) pre-store opening costs for such period in an aggregate amount not to exceed $75,000 per store location and $750,000 for all store locations in any period of four fiscal quarters, minus (vi) interest income, all to the extent taken into account in the calculation of Consolidated Net Income of the Parent and its Subsidiaries for such period, minus, to the extent not already deducted in the calculation of Consolidated Net Income for such period, all payments made pursuant to the Talbott Teas Earnout for such period.

“Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans that are outstanding at such time, (ii) the Stated Amount of each outstanding Letter of Credit and, without duplication of clause (i), all obligations to reimburse the Bank for drawing under any Letter of Credit, in each case, at such time, and (iii) the Commercial Credit Card Exposure at such time.

“Revolving Credit Termination Date” means the date of the earliest to occur of the following: (i) July 22, 2016; and (ii) such earlier date of termination of the Revolving Credit Commitment pursuant to Section 2.7 or 8.2(a).

“Unutilized Revolving Commitment” means, at any time, the Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time, (ii) the Stated Amount of each outstanding Letter of Credit and, without duplication of clause (i), all obligations to reimburse the Bank for drawing under any Letter of Credit, in each case, at such time, and (iii) the Commercial Credit Card Exposure at such time.

1.2 Amendments to Section 2.1 (Commitments) of the Credit Agreement. Section 2.1 of the Credit Agreement is amended and restated in its entirety as follows:

2.1 Commitments. (a) The Bank agrees, on the terms and conditions set forth herein, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made, the Revolving Credit Exposure shall not exceed $15,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”). Subject to Section 3.2, the Borrower may borrow under this Section 2.1(a), repay or prepay Revolving Loans and reborrow under this Section 2.1(a) at any time before the Revolving Credit Termination Date.

1.3 Amendments to Section 2.3 (Principal Payments; Maturity of Loans) of the Credit Agreement. Section 2.3(iii) of the Credit Agreement is amended and restated in its entirety as follows:

(iii) In part, immediately in the event that the Revolving Credit Exposure exceeds the Revolving Credit Commitment, in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of the Revolving Loans outstanding immediately prior to the application of such repayment, the amount so repaid shall be retained by the Bank and held as cash collateral for outstanding Letters of Credit and Commercial Credit Card Exposure, and thereupon such cash shall be deemed to reduce the aggregate Revolving Credit Exposure by an equivalent amount.

1.4 Amendments to Section 2.6 (Fees) of the Credit Agreement.

(a)	Section 2.6(b) of the Credit Agreement is amended and restated in its entirety as follows:

(b) The Borrower agrees to pay to the Bank, an unused fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate of (i) 0.25%, or (ii) at any time the Borrower is not utilizing a corporate card program with the Bank, 0.375%, in each case on the average daily aggregate Unutilized Revolving Commitment, excluding clause (iii) of the definition of Unutilized Revolving Commitment for purposes of this Section 2.6(b) only, payable in arrears (x) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (y) on the Revolving Termination Date.

(b)	Section 2.6(c) of the Credit Agreement is amended and restated in its entirety as follows:

(c) The Borrower agrees to pay to the Bank a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to 2.50% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit.

(c)	A new Section 2.6(e) of the Credit Agreement is hereby added as follows:

(e) The Borrower agrees to pay to the Bank a non-refundable second amendment upfront fee, in an aggregate amount equal to $45,000, which fee shall be due and payable in the amount of $15,000 on each of the Second Amendment Effective Date and the first two anniversaries of the Second Amendment Effective Date; provided that, if the Borrower has established and its utilizing a purchase card program with the Bank on terms acceptable to the Bank on the date any installment of the foregoing fee is due and payable, such installment due on such date shall be waived by the Bank and shall not be payable by the Borrower hereunder.

1.5 Article VI (Financial Covenants) of the Credit Agreement. Article VI of the Credit Agreement is amended and restated in its entirety as follows:

ARTICLE VI
FINANCIAL COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank and the termination of the Revolving Credit Commitment, each of the Parent and the Borrower covenants and agrees that it will not:

6.1 Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Maximum Consolidated Leverage Ratio
Fiscal quarter ending September 30, 2013	5.50 to 1.00
Fiscal quarter ending December 31, 2013 through the fiscal quarter ending September 30, 2014	5.25 to 1.00
Fiscal quarter ending December 31, 2014 through the fiscal quarter ending September 30, 2015	5.00 to 1.00
Each fiscal quarter thereafter	4.75 to 1.00

6.2 Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00.

6.3 Minimum Consolidated Tangible Net Worth. Permit, at any time, Consolidated Tangible Net Worth to be less than $14,000,000.

1.6 Amendments to Section 7.17 (Dedicated Deposit Account) of the Credit Agreement. Section 7.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.17 [Reserved]

1.7 Amendments to Section 8.2 (Remedies) of the Credit Agreement. Section 8.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) Right of Set-off. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower under this Agreement or the other Credit Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

1.8 Amendments to Section 9.3 (Notices) of the Credit Agreement. The notice information for the Bank in Section 9.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Bank	Wells Fargo Bank, National Association
301 S. Tryon Street, 28th Floor
Charlotte, NC 28288
Attention: Cavan J. Harris
Telephone: (704) 383-6423
Fax: (704) 374-6483

with a copy to:

Moore & Van Allen PLLC
100 N. Tryon Street, Suite 4700
Attn: Mac McBryde
Telecopy No.: (704) 378-1944

1.9 Amendments to Exhibit B (Compliance Certificate) to the Credit Agreement. Exhibit B to the Credit Agreement is hereby amended in its entirety as set forth on Appendix I to this Amendment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Bank as follows:

2.1 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Credit Parties contained in the Credit Agreement and each other Credit Document is true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

2.2 No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

2.3 Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of each Credit Party, (ii) have been duly authorized by all necessary corporate action of the each Credit Party, (iii) do not and will not violate any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, (iv) do not violate or breach any provision of the governing documents of any Credit Party, and (v) do not violate or breach any agreement or other instrument binding upon any Credit Party, in each case under this clause (v) where such violation or breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.4 Governmental Approvals. The execution, delivery and performance of this Amendment by each Credit Party do not require the approval or consent of, or filing with, any Governmental Authority, except such approvals or consents as have been obtained and are in full force and effect and such filings as have been made.

2.5 Enforceability. This Amendment has been duly executed and delivered by the each Credit Party and constitutes each Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and conflicts of laws or by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

ARTICLE III

conditions OF EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Bank shall have received from each party hereto either (i) a counterpart of this Amendment signed on behalf of each Credit Party and the Bank, or (ii) written evidence satisfactory to the Bank (which may include facsimile or other electronic image scan transmission of a signed signature page of this Amendment) that each such party has signed a counterpart of this Amendment.

(b) The Bank shall have received a second amended and restated Revolving Note, duly executed by the Borrower for the account of the Bank.

(c) The Bank shall have received an opinion of counsel to the Parent and its Subsidiaries dated as of the Second Amendment Effective Date and addressed to the Bank, in form and substance reasonably satisfactory to the Bank.

(d) The Bank shall have received a certificate of the secretary or an assistant secretary of each of the Parent and each of its Subsidiaries as of the Second Amendment Effective Date, dated as of the Second Amendment Effective Date and in form and substance reasonably satisfactory to the Bank, certifying, in a form acceptable to Bank, (i) the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such party, (ii) the bylaws, operating agreement or similar governing document of such party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such party executing this Amendment, and attaching all such copies of the documents described above.

(e) The Bank shall have received a certificate as of a recent date of the good standing of each of the Parent and each of its Subsidiaries as of the Second Amendment Effective Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(f) The Bank shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Parent or the Borrower as debtor in any of the jurisdictions listed beneath its name on Schedule I to the Security Agreement, and the results thereof shall be reasonably satisfactory to the Bank.

(g) The Bank shall have received updated certificates of insurance evidencing the insurance coverages described on Schedule 4.16 and all other or additional coverages required under the Security Documents and naming the Bank as loss payee or additional insured, as its interests may appear.

(h) The Bank shall have received payment of (i) all fees due and payable on the Second Amendment Effective Date, and (ii) all other fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel to the Bank) required to be reimbursed or paid by the Borrower under the Credit Agreement, this Amendment or any other Credit Document.

ARTICLE IV

AFFIRMATION OF OBLIGATIONS

4.1 Affirmation of Obligations. Each Credit Party hereby approves and consents to the amendments contemplated by this Amendment and agrees that its obligations under the Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by each Credit Party is made and delivered to induce the Bank to enter into this Amendment, and each Credit Party acknowledges that the Bank would not enter into this Amendment in the absence of the acknowledgements contained herein.

4.2 Liens. Each Credit Party hereby ratifies and confirms the grant of a security interest in and Lien on the Collateral contained in the Security Documents that were executed in connection with the Credit Agreement, which security interest and Lien shall continue in full force and effect without interruption.

ARTICLE V

MISCELLANEOUS

5.1 Release. In consideration of the Bank's willingness to enter into this Amendment, the Credit Parties hereby release the Bank and each of its respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Credit Documents on or prior to the date hereof.

5.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

5.3 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

5.4 Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Bank, and (ii) to reimburse the Bank for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

5.5 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

5.6 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.7 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.8 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Credit Agreement to be executed by their duly authorized officers as of the date first above written.

THE BORROWER:

JAMBA JUICE & COMPANY

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary

THE PARENT:

JAMBA, INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary

THE SUBSIDIARY GUARANTORS:

JAMBA JUICE ADVERTISING FUND INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary

TALBOTT TEAS INC.

By:	/s/ Karen Luey
Name:	Karen Luey
Title:	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary

Signature Page to Second Amendment

Jamba Juice Company

THE BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cavan J. Harris
Name:	Cavan J. Harris
Title:	Senior Vice President

Signature Page to Second Amendment

Jamba Juice Company